Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS

Sendero Midstream Partners, LP

As of and for the year ended December 31, 2021

With Report of Independent Certified Public Accountants

Sendero Midstream Partners, LP

Consolidated Financial Statements

As of and for the year ended December 31, 2021

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Managers

Sendero Midstream Partners, LP

Opinion

We have audited the consolidated financial statements of Sendero Midstream Partners, LP and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021, and the related consolidated statements operations, partners’ capital, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Grant Thornton LLP

Tulsa, Oklahoma
April 22, 2022

Sendero Midstream Partners, LP

Consolidated Balance Sheet

(In thousands of dollars)

December 31, 2021
Assets
Current assets:
Cash	$45,284
Restricted cash	91
Trade receivables	29,461
Prepaid expenses and other current assets	972
Inventory	636

Total current assets	76,444

Land	2,631
Property, plant and equipment, net of accumulated depreciation of $40,096	331,656
Intangibles, net of accumulated amortization of $32,213	75,737
Other long-term assets	210

Total assets	$486,678

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable and accrued expenses	$25,270
Accrued construction costs	2,454
Interest payable	134
Related party payable	5

Total current liabilities	27,863

Asset retirement obligation	3,686
Long-term debt, net of financing costs of $3,576	181,912
Long-term debt - affiliate	35,116
Partners’ capital	238,101

Total liabilities and partners’ capital	$486,678

See accompanying notes to the consolidated financial statements

Sendero Midstream Partners, LP

Consolidated Statement of Operations

(In thousands of dollars)

Year Ended December 31, 2021
Revenues:
Service fees	$74,024

Total revenues	74,024

Costs and expenses:
Operations and maintenance	22,702
General and administrative	8,028
Depreciation, amortization, and accretion	24,318
Loss on sale of long-lived assets, net	4,329
Transaction costs	472

Total costs and expenses	59,849

Operating income	14,175
Other expense:
Interest expense	4,640
Interest expense, affiliate	4,808

Total other expense, net	9,448

Net income	$4,727

See accompanying notes to the consolidated financial statements

Sendero Midstream Partners, LP

Consolidated Statement of Partners’ Capital

(In thousands of dollars)

	Capital	Accumulated Loss	Total Partners’ Capital
Balance at January 1, 2021	$317,217	$(84,043)	$233,174
Capital contributions	200	—	200
Net income	—	4,727	4,727

Balance at December 31, 2021	$317,417	$(79,316)	$238,101

See accompanying notes to the consolidated financial statements

Sendero Midstream Partners, LP

Consolidated Statement of Cash Flow

(In thousands of dollars)

Year Ended December 31, 2021
Cash flows provided by operating activities:
Net income	$4,727
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	25,620
Loss on sale of long-lived assets, net	4,329
Interest on long-term debt, affiliate paid in kind	4,808
Changes in operating assets and liabilities
Trade receivable	(16,165)
Prepaid expenses and other current assets	528
Inventory	(375)
Other long-term assets	(60)
Interest payable	(17)
Related party payable	5
Accounts payable and accrued expenses	14,802

Net cash provided by operating activities	38,202

Cash flows used in investing activities:
Capital expenditures	(14,778)
Costs on the disposal of long-lived assets, net	(619)

Net cash used in investing activities	(15,397)

Cash flows provided by financing activities:
Contributions from limited partners	200
Deferred financing costs	(101)

Net cash provided by financing activities	99

Net change in cash and restricted cash	22,904

Cash and restricted cash, beginning of period	22,471

Cash and restricted cash, end of period	$45,375

Supplemental cash flow information
Property, plant and equipment noncash accruals	$2,454
Cash paid for interest and commitment fees	$2,138
Non-cash sale of Carlsbad Gateway, LLC assets and liabilities, net	$1,156

See accompanying notes to the consolidated financial statements

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

1. Organization and Business

Sendero Midstream Partners, LP (Sendero or the Company), a Delaware limited partnership, was formed on April 23, 2014. Sendero is owned by entities that are wholly-owned by Energy Capital Partners III, LLC (ECP or the Partners) and, indirectly, by certain members of the management. Sendero was formed to own and operate midstream assets in North America.

Sendero owns and operates a 130,000 cubic feet (Mcf) per day cryogenic processing plant (Plant I), a 220,000 Mcf per day cryogenic plant (Plant II), a natural gas pipeline gathering system, and natural gas compression stations in Eddy County, New Mexico (the Carlsbad System). Plant I began operating in December 2017, and Plant II began operating in May 2020. Prior to its sale in 2021, Sendero also owned a residue gas pipeline (the Gateway Pipeline). The Gateway Pipeline was owned by Carlsbad Gateway, LLC which was an indirect wholly-owned subsidiary of Sendero. See Note 3, Divestitures, for additional information regarding the sale of Carlsbad Gateway, LLC.

Sendero has entered into gas gathering, processing and purchase agreements with several producers in the Eddy County area (the GGPPAs). Sendero has also entered into agreements with downstream marketing and transportation companies for the sale and transportation of natural gas and NGL’s from the Carlsbad System (the Sales Agreements).

Under the terms of the GGPPAs, the producers have dedicated certain well pads or acreage to the Carlsbad System for the term of the respective GGPPA. The Company charges producers fixed fees for the gathering, compression and processing of the natural gas it receives from them, and, with certain producers, the Company retains a portion of the natural gas and NGL sales proceeds received under the Sales Agreements as additional fees.

The partners’ liability for Sendero’s liabilities and losses is limited to the assets of the Company. The partners shall not be required to make additional capital contributions, or have any personal liability, in respect to the liabilities or the obligations of Sendero.

2. Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Upon consolidation, all intercompany accounts and transactions among the consolidated entities are eliminated.

Use of Estimates

The preparation of a consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the respective reporting period. Estimates affect, among other items, evaluating impairments of long-lived assets, establishing useful lives for long-lived assets, expense and capital accruals, and determining liabilities, if any, for environmental and legal contingencies. Actual results could differ from those estimates.

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

Cash

Cash includes cash on deposit with banks, and the Company maintains no cash investments.

Restricted Cash

Restricted cash consists of cash reserves that are required as collateral for any outstanding purchases on a Company credit card.

Trade Receivables

Trade receivables consist of accounts receivable under the Sales Agreements, which are recorded at the invoiced amount. There are no past-due balances at December 31, 2021, and the Company has not recorded any valuation allowance at December 31, 2021.

Inventory

Inventory consists of natural gas liquids and consumable spare parts and is stated at the lower of cost or net realizable value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and trade receivables. The Company places its cash with a high-quality institution; however, the Company’s cash balance exceeds the value covered by federal deposit insurance by $45.1 million as of December 31, 2021. The Sales Agreements are with high-quality companies that provide the Company with a satisfactory risk profile. The Company does not have credit exposure under the GGPPAs since the Company purchases and pays for the natural gas and NGLs it purchases from the producers, net of the fees billed to producers under the GGPPAs.

Construction in Progress

Construction in progress includes costs associated with constructing the expansion of the Carlsbad System. Costs include engineering, pipeline and other equipment, construction costs and other costs directly related to the construction and completion of these assets until they are put into service and reclassified to property, plant and equipment.

Property, Plant and Equipment

Property, plant and equipment consists primarily of the Gathering System, the Compressor Stations, and the Plants that are recorded at cost. Expenditures that extend the useful lives of assets are capitalized. Repairs, maintenance and renewals that do not extend the useful lives of assets are expensed as incurred. Depreciation is recorded on a straight-line method over a period of 25 years, with the exception of miscellaneous equipment and vehicles, which are depreciated over a period of 3 to 10 years.

When items of property, plant and equipment are sold or otherwise disposed of, any gains or losses are reported in the Consolidated Statement of Operations. Gains on the disposal of property, plant and equipment are recognized when they occur, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are classified as held for sale.

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

Impairment of Long-Lived Assets

The Company’s policy is to evaluate whether there has been an impairment in the value of long-lived assets when certain events indicate that the remaining balance may not be recoverable. Qualitative and quantitative information is reviewed in order to determine if a triggering event has occurred or if an impairment indicator exists. If the Company determines that a triggering event has occurred, a full impairment analysis is prepared. If it is determined that the carrying value is not recoverable, a loss is recorded for the difference between the fair value and the carrying value of the related asset group. The Company considers the volumes expected to be received from the producers and future natural gas and natural gas liquids product prices to estimate cash flows. The level of volumes expected from producers depends, in part, on expected commodity prices. Projections of producer drilling activity and future commodity prices are inherently subjective and contingent upon a number of variable factors, many of which are difficult to forecast. Any significant variance in any of these assumptions or factors could materially affect future cash flows, which could result in the impairment of an asset.

Intangibles

Intangibles reflect the costs of obtaining rights-of-way for the Carlsbad System. The Company amortizes these intangible assets over the shorter of the contractual term of the rights-of-way or the estimated useful life of the Carlsbad System. The contractual terms of the rights-of-way range from five years to permanent, and they are amortized over a period of five to 25 years. The Company begins amortizing the rights-of- way when they are placed in service. The Company recognizes the amortization expense associated with rights-of-way in Depreciation, amortization and accretion expense in the Consolidated Statement of Operations.

In 2018, the Company acquired a GGPPA for $93.5 million. The Company amortizes these costs over the period of economic benefit from providing services under the GGPPA. The term of the gas gathering and processing agreement acquired is twelve years, and is being amortized over the period from which the Company began earning revenue under the contract through its contractual termination. The Company recognizes the associated amortization expense in Depreciation, amortization and accretion in the Consolidated Statement of Operations.

Accrued Expenses

The Company routinely makes accruals based on estimates for expenses due to the timing of receiving certain third-party information and reconciling the Company’s records with those of third parties. The delayed information from third parties includes, among other things, volumetric charges and other operating expenses. The Company makes accruals to reflect estimates for these items based on its internal records and information from third parties. Estimated accruals are adjusted when actual information is received from third parties and the Company’s internal records have been reconciled. Accounts payable and accrued expenses are net of fees charged to producers where the Company is able to offset these fees against any amounts owed to the producers related to the purchase of natural gas and NGLs.

Income Taxes

The Company is treated as a partnership for tax purposes under the provisions of the Internal Revenue Code. Accordingly, the accompanying consolidated financial statements do not reflect a provision for federal income taxes since the Company’s results of operations and related credits and deductions will be passed through and taken into account by its Partners in computing their respective tax liabilities.

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

Environmental Costs

The Company records environmental liabilities at their undiscounted amounts when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of the liabilities are based on currently available facts, existing technology and presently enacted laws and regulations, and include estimates of associated legal costs. The Company has not recognized any environmental liabilities as of December 31, 2021.

Asset Retirement Obligation

The Company records an asset retirement obligation for the estimated costs of decommissioning compressor stations, valve sites and other above-ground installations and restoring sites when a contractual decommissioning obligation materializes. The Company records accretion expense, which represents the increase in the asset retirement obligation, over the remaining life of the associated site. Accretion expense is recorded in depreciation, amortization and accretion expense in the Consolidated Statement of Operations, using accretion rates based on a credit adjusted risk free interest rate of approximately 6.2% for the year ended December 31, 2021.

The Company identified various assets as having an indeterminate life, for which there is no requirement to establish a fair value for future retirement obligations associated with such assets. These assets include certain pipelines, gathering systems and processing facilities. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life is identified. These assets have an indeterminate life because they are owned and will operate for an indeterminate future period when properly maintained.

Fair Value of Financial Instruments

The Company believes the carrying amounts of financial instruments, including trade receivables and accounts payable and accrued liabilities, approximate fair value because of the short-term maturity of these instruments. The Company has determined that the carrying amount of the long-term debt, which has a variable interest rate, approximates fair value.

Revenue Recognition

The Company generates its revenue from services provided under the GGPPAs. The Company records fee revenue as services are provided under the GGPPAs. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

GGPPAs with Producers

The Company has entered into GGPPAs with various producers for terms of 7 to 12 years. Under the terms of the GGPPAs, the producers have dedicated certain well pads or acreage to the Carlsbad System for the term of the respective GGPPA. Sendero charges producers fixed fees for the gathering, compression and processing of the natural gas it receives from them, and, with certain producers, the Company retains a portion of the natural gas and NGL sales proceeds received under the Sales Agreements as additional fees. In addition, certain of the GGPPAs require the Company to provide certain levels of NGL recoveries or to absorb the loss of value to producers if the Company does not meet these required levels; conversely, if NGL recoveries exceed the required levels, the Company is entitled to the incremental sales proceeds received as part of the fees it charges under the GGPPAs.

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

Generally, for the majority of these contracts: (i) the promise is to transfer (or stand ready to transfer) a series of distinct services over a period of time, which is a single performance obligation and (ii) the transaction price includes fixed or variable consideration, or both fixed and variable consideration. The contracts may also include noncash consideration in the form of slop and condensate retained by Sendero.

The transaction price cannot be determined at the inception of the contract, because the volume of natural gas or NGLs for which the service is provided is only specified on a monthly basis. The transaction price is determined at the time the service is provided and the uncertainty is resolved.

The Company acts as an agent on behalf of the producer as it never obtains control of the commodity and all proceeds from the sale of commodities are remitted back to the producer. The Company will record as revenue service fees from the gathering, processing and treating services provided to the customer and its retained portion of the proceeds from the sale of processed product to third parties. Because the customer receives and consumes the benefits of the gathering and processing services simultaneously as it performs, satisfaction of the performance obligation qualifies for revenue recognition over time. Sendero recognizes revenue based on units-delivered (i.e., volumetric) output measure of progress as it most appropriately depicts the transfer of control of the benefit of the gathering and processing services to Sendero over the life of the contract.

Payment for services under these contracts are typically due the month after the services have been performed and the Company does not offer extended payment terms. The Company does not have contracts with financing components.

Sales Agreements

The Company, in order to comply with the contractual requirements of the GGPPAs, has entered into contracts with downstream marketing and transportation companies for the sale of the natural gas and related NGLs purchased from the producers. Under the terms of these agreements, the price paid for natural gas and NGLs is based on published indices, less transportation costs.

Under the terms of one of the Company’s 10-year Sales Agreements for the sale of NGLs, the Company has committed to ship a specified number of barrels to the buyer during the first five years of the 10-year Sales Agreement. In an additional 10-year Sales Agreement for the sale of NGLs, the Company has committed to ship a specified number of barrels to the buyer during the first eight years of the Sales Agreement. Both of the NGL Sales Agreements’ 10-year terms began in early 2018. The cumulative shipping commitments total approximately $27.6 million at December 31, 2021 and payments under these contracts are passed through to producers under their GGPPAs.

In 2019, Carlsbad Gateway, LLC, entered into an agreement to deliver a specified amount of natural gas to the buyer for a four-year term. The natural gas sales agreement term began in mid-2020. Carlsbad Gateway, LLC was sold in 2021 (see Note 3, Divestitures) and a new gas sales agreement contract was entered into with the buyer of the asset. This new gas sales agreement has a term of seven years and the Company has $2.2 million of remaining shipping commitments as of December 31, 2021.

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

In the majority of Sales Agreements, each individual unit of the commodity transferred is considered distinct, and accordingly the Company has concluded that these contracts contain multiple performance obligations (for each individual unit of the commodity) satisfied at a point in time. As the quantity of units to be sold under the Sales Agreements are generally variable and, since the contract price is typically linked to an index, the transaction price is comprised of variable consideration. Accordingly, the total transaction price for each Sales Agreement does not generally need to be estimated at contract inception because it is known upon the completion of the performance obligations.

The majority of the Sales Agreements will be recognized at a point in time when each unit is delivered as the customer (i.e. at the point in time when control is transferred to the customer) does not simultaneously receive and consume the benefit of the sale.

Accounting Standards Not Yet Adopted

Leases

In February 2016, the Financial Accounting Standards Board (the FASB) issued an accounting standard update requiring lessees to record virtually all leases on their balance sheets. The accounting standard update also requires expanded disclosures to help financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. For lessors, this amended guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. The change will be effective on a modified retrospective basis for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company plans to adopt this accounting standard for the fiscal year ended December 31, 2022, and is currently evaluating the impact of adopting this accounting standard in the consolidated financial statements, disclosures and accounting policies.

Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued Accounting Standards Update (ASU) 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. These amendments change the measurement of credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The amendments in this update affect investments in loans, investments in debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The change will be effective for fiscal years beginning after December 15, 2022. The Company plans to adopt this accounting standard for the fiscal year ended December 31, 2023, and is currently evaluating the impact of adopting this accounting standard in the consolidated financial statements, disclosures and accounting policies.

3. Divestitures

In August 2021, the Company sold Carlsbad Gateway, LLC in exchange for the buyer assuming $26.3 million of accrued liabilities primarily related to amounts owed under the construction contract (the Pipeline EPC Contract). At time of the sale of Carlsbad Gateway, LLC, the Company paid $3.0 million of the amounts owed under the Pipeline EPC Contract and, in exchange, the Company was released from any claims and liabilities under the Pipeline EPC Contract. The Gateway Pipeline was placed into service May 2020. The Company recorded a loss on the sale of Carlsbad Gateway, LLC of $2.1 million, including approximately $0.7 million of legal and other direct costs incurred related to the sale. The loss on the sale is included in Loss on sale of long-lived assets, net in the Consolidated Statement of Operations.

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

At the time of the sale of Carlsbad Gateway, LLC, the Company entered into a new gas sales agreement with the buyer. This new gas sales agreement has a term of seven years and the Company has $2.2 million of remaining shipping commitments as of December 31, 2021. In 2019, Carlsbad Gateway, LLC, had entered into an agreement to deliver a specified amount of natural gas for a four-year term. The 2019 natural gas sales agreement term began in mid-2020. In connection with the sale of Carlsbad Gateway, LLC, the 2019 natural gas sales agreement was terminated and there are no further obligations under that agreement.

4. Affiliate Transactions

ECP can charge Sendero for travel and other direct costs incurred by ECP in support of Sendero’s business activities. Sendero paid approximately $140,000 to ECP during the year ended December 31, 2021, and has recorded a Related party payable of approximately $5,000 as of December 31, 2021 in the Consolidated Balance Sheet.

Sendero did not make any payments to affiliates of ECP in 2021.

In December 2020, ECP issued a one-year, $3.5 million guaranty to one of the Company’s producers which guaranties the Company’s payment obligations to the producer. No claims have been made against this guaranty as of December 31, 2021.

In December 2020, the Company entered into a $30.0 million subordinated term loan with affiliates of ECP that can be expanded to $55.0 million (the Subordinate Loan). The outstanding balance under the Subordinate Loan at December 31, 2021 is approximately $35.1 million. See Note 10, Long-term Debt - Affiliate, for additional information.

5. Significant Customers and Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of trade receivables, which are generally unsecured. At December 31, 2021, two customers represented approximately 35% and 25%, respectively, of the Company’s trade receivables.

The Company has four producers that each account for over 10% of the Company’s revenue, and collectively these four producers account for approximately 93% of the Company’s revenue in 2021.

The Company maintains cash deposits with a major bank, which, from time-to-time, may exceed federally insured limits.

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

6. Property, Plant and Equipment

Property, plant and equipment with associated accumulated depreciation is shown below (in thousands of dollars):

December 31, 2021
Gathering and processing	$367,720
Vehicles and office equipment	1,072
Construction in progress	2,960

Property, plant and equipment	371,752
Less: accumulated depreciation	(40,096)

Property, plant and equipment, net	$331,656

For the year ended December 31, 2021, the Company recorded approximately $15.5 million of depreciation expense which is included in Depreciation, amortization and accretion in the Consolidated Statement of Operations.

Asset Disposals

During 2021, the Company disposed of certain excess or damaged equipment and recorded a loss of $2.3 million on the disposals, net of proceeds which is included in Loss on sale of long-lived assets, net in the Consolidated Statement of Operations.

7. Intangibles

Intangibles with associated accumulated amortization are shown below (in thousands of dollars):

December 31, 2021
Gas gathering and processing agreement	$93,500
Rights-of-way	14,450

Intangibles	107,950
Less: accumulated amortization	(32,213)

Intangibles, net	$75,737

For the year ended December 31, 2021, the Company recorded approximately $8.6 million of amortization expense which is included in Depreciation, amortization and accretion in the Consolidated Statement of Operations.

The Company will record estimated amortization expense of approximately $8.6 million in each of the next five years.

8. Asset Retirement Obligation

The Company’s asset retirement obligation is the estimated cost of decommissioning the above-ground compressor and valve sites, and restoring the sites at a date that is 25 years from the commencement of commercial operations.

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

Activity in this liability account for the year ended December 31, 2021 was as follows (in thousands of dollars):

December 31, 2021
Beginning asset retirement obligations	$3,461
Additions	33
Accretion expense	192

Ending asset retirement obligation	$3,686

9. Long-term Debt

In January 2018, the Company entered into a credit agreement with a group of banks with a term of four years (the Credit Agreement). In January 2019, the Company converted the Credit Agreement to a $225.0 million loan facility with borrowings limited to multiples of the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA). The EBITDA multiple was set at 5.0 times annualized EBITDA through September 30, 2020, reduced to 4.75 through December 31, 2020 and 4.5 times EBITDA thereafter. The Credit Agreement also required the Company to meet certain financial tests on a quarterly basis. Under the terms of the Credit Agreement, the Carlsbad System as well as the related assets and the interests in Sendero Carlsbad Midstream, LLC and Carlsbad Gateway, LLC prior to its sale, have been pledged as collateral.

In December 2020, the Company entered into an amendment to the Credit Agreement (the Fifth Amendment) that restructured many of the terms of the Credit Agreement. Under the terms of the Fifth Amendment, the term of the loan was extended to September 30, 2024, and the loan commitment was reduced to $174.9 million from $225.0 million. Interest rates are based on London Interbank Offer Rate plus a spread of 1.0% until December 31, 2021 and increase quarterly thereafter; in the final quarter in 2024, the spread will be 7.0%. The interest rate in effect at December 31, 2021 was 1.15%.

The Fifth Amendment also amended the loan to be a term facility with mandatory prepayments of excess cash, as defined in the Fifth Amendment, beginning in 2022. The Fifth Amendment allows for a letter of credit facility of up to $10.0 million dollars which can only be utilized to the extent voluntary principal repayments have been made; there is no availability under the letter of credit facility as of December 31, 2021. Beginning March 31, 2022, there will be mandatory loan prepayments each quarter that the Company has Excess Cash as defined in the Fifth Amendment. In addition, the EBITDA covenants are no longer included and an interest rate coverage ratio will apply beginning in 2022. A commitment fee of 0.5% will be incurred on any unused portions of the letter of credit facility.

The Company evaluated the Fifth Amendment and determined that this debt restructuring is a Troubled Debt Restructuring under GAAP. Accordingly, the Company has classified approximately $10.7 million of interest and fees accrued at the time the Fifth Amendment was executed as Long-term debt in the Consolidated Balance Sheet, and it is being amortized over the term of the loan as part of the effective interest rate calculation. In addition, the unamortized deferred financing costs of approximately $0.6 million remaining just prior to the execution of the Fifth Amendment were recorded as Long-term debt in the Consolidated Balance Sheet as of December 31, 2021. The Company will record interest expense on the Long-term debt at an effective rate of approximately 1.37% over the remaining life of the loan.

Deferred financing costs are costs incurred to obtain term financing. The deferred financing costs associated with obtaining the Fifth Amendment were approximately $4.9 million and are being amortized on a straight-line basis over the term of the Fifth Amendment. During 2021, the Company recorded approximately $1.3 million of amortization expense related to these deferred financing costs which is recorded in Interest expense in the Consolidated Statement of Operations.

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

The following table summarizes the long-term debt outstanding as of December 31, 2021 (in thousands of dollars):

December 31, 2021
Term Loan	$174,900
Accrued interest and fees waived and prior deferred financing cost	10,588
Deferred financing costs, net of accumulated amortization	(3,576)

Long-term debt	$181,912

The following table presents a reconciliation of interest expense within the Consolidated Statement of Operations for the year ended December 31, 2021 (in thousands of dollars):

December 31, 2021
Interest incurred	$2,586
Interest on vendor liabilities	752
Amortization of deferred financing costs	1,302

Interest expense	$4,640

10. Long-term Debt – Affiliate

In December 2020, the Company entered into the $30.0 million Subordinate Loan with affiliates of ECP that can be expanded to $55.0 million. Under the terms of the Subordinate Loan, the loan carries a 15% per annum fixed interest rate that is paid in kind on a quarterly basis and matures in May 2025. The Company recorded approximately $4.8 million of interest on the Subordinate Loan in 2021 which is recorded in Interest expense, affiliate in the Consolidated Statement of Operations. The outstanding balance under the Subordinate Loan at December 31, 2021 is approximately $35.1 million.

Under the terms of the Subordinate Loan, the Carlsbad System as well as the related assets (excluding the rights-of-way of Carlsbad Gateway, LLC) and the interests in Sendero Carlsbad Midstream, LLC and Carlsbad Gateway, LLC prior to its sale in 2021, have been pledged as collateral which is subordinated to the lenders under the Credit Agreement.

11. Commitments and Contingencies

The Company has operating leases for land leases and an office lease. The future minimum annual payments for all leases at December 31, 2021 are as follows (in thousands of dollars):

2022	$51
2023	51
2024	39
2025	15
2026	15
Thereafter	—

Total	$171

For the year ended December 31, 2021, the Company paid rent of approximately $1.8 million for offices and plant equipment.

Sendero Midstream Partners, LP

Notes to Consolidated Financial Statements

As of and for the year ended December 31, 2021

12. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through April 22, 2022, the date the consolidated financial statements were issued.

In April 2022, the Company made a mandatory repayment of $24.6 million to the lenders in accordance with the terms of the Credit Agreement.